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                                                                      Exhibit 11

                              NORDSON CORPORATION
                       CALCULATION OF EARNINGS PER SHARE

      Years Ended October 30, 1994, October 31, 1993 and November 1, 1992
         (Dollar and shares in thousands except for per share amounts)


                                            1994        1993        1992
                                          -------     -------     -------
Primary:

Weighted average number of common
  shares outstanding during the year       18,623      18,751      18,828

Effect of company stock plans based
  on the treasury stock method using
  average market price                        444         433         643
                                          -------     -------     -------

Total weighted average common and
  common equivalent shares                 19,067      19,184      19,471
                                          =======     =======     =======

Income before cumulative effect of
  accounting changes                      $46,654     $40,775     $39,537
Cumulative effect of accounting changes         -      (4,784)          -
                                          -------     -------     -------
Net income                                $46,654     $35,991     $39,537
                                          =======     =======     =======

Earnings per share:
  Income before cumulative effect of
    accounting changes                    $  2.45     $  2.13     $  2.03
  Cumulative effect of accounting changes       -        (.25)          -
                                          -------     -------     -------
  Net income                              $  2.45     $  1.88     $  2.03
                                          =======     =======     =======

Fully Diluted:

Weighted average number of common
  shares outstanding during the year       18,623      18,751      18,828

Effect of company stock plans based
  on the treasury stock method using
  the higher of year-end or average
  market price                                474         453         666
                                          -------     -------     -------

Total weighted average common and
  common equivalent shares                 19,097      19,204      19,494
                                          =======     =======     =======

Income before cumulative effect of
  accounting changes                      $46,654     $40,775     $39,537
Cumulative effect of accounting changes         -      (4,784)          -
                                          -------     -------     -------
Net income                                $46,654     $35,991     $39,537
                                          =======     =======     =======

Earnings per share:
  Income before cumulative effect of
    accounting changes                    $  2.44     $  2.12     $  2.03
  Cumulative effect of accounting changes       -        (.25)          -
                                          -------     -------     -------
  Net income                              $  2.44     $  1.87     $  2.03
                                          =======     =======     =======
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